Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX ANNOUNCES BETTER THAN EXPECTED PRELIMINARY FISCAL 2012 FIRST QUARTER NET SALES OF $239 MILLION AND GROSS MARGIN OF 12.2%

Anaheim, CA, January 11, 2012 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced better than expected preliminary financial results for the fiscal 2012 first quarter ended December 31, 2011.

Reza Meshgin, Chief Executive Officer of MFLEX, commented, “We expect our net sales results to exceed the high end of our previous guidance range as the supply chain shortages from the flooding in Thailand improved throughout the quarter. We also saw an increase in shipments to our largest key customer. The increased orders improved capacity utilization which we expect to result in gross margin also exceeding the high end of our previous guidance.”

The Company expects to report fiscal first quarter net sales of approximately $239 million, relatively in-line with the same period of the prior year. Gross margin during the first quarter of fiscal 2012 is expected to be approximately 12.2 percent, compared to 14.3 percent for the same period in the prior year.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “This year, we anticipate that we will see less of a seasonal decline than we have historically experienced during the second quarter. As a result, we expect year-over-year net sales growth in the second quarter. However, we anticipate a moderate sequential decline in gross margin based on the lower sequential revenues which will reduce our capacity utilization. Demand for our flex assemblies for both smartphones and tablets remains strong and we continue to expect year-over-year top-line growth and sequential gross margin expansion in the second half of 2012.”

During the fiscal 2012 first quarter, the Company expects customers A, C and D to represent approximately 5 percent, 66 percent and 27 percent, respectively, of net sales. For competitive and customer confidentiality reasons, the Company does not disclose its customers by name.

MFLEX will provide its complete financial results in its fiscal 2012 first quarter earnings release and conference call. The exact timing and details of the earnings release and conference call will be announced as they become available.

Investor Conference

MFLEX will be presenting at the 14th Annual Needham Growth Stock Conference at 2:10 p.m. ET on Thursday, January 12, 2012, and expects to discuss its preliminary first quarter results and current business outlook as part of the presentation. The presentation materials will be available in the ‘Investor Relations’ section of the Company’s website at www.mflex.com. In addition, the Company will provide a live audio webcast of the presentation also available by visiting the aforementioned website. An archive of the webcast will be available after the live presentation.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; profitability; growth; gross margins; sales to customers; the seasonality of the Company’s business; capacity, utilization and capacity expansion; product mix; seasonal demand; market share; and programs and the ramping thereof. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations; currency fluctuations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, including the recent flooding in Thailand, competition, pricing pressures and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2011. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.